Exhibit 19.2

Restricted Trading Window Policy

1. PURPOSE

This policy describes the restrictions on trading Microsoft securities that apply to Microsoft officers and other designated persons due to their regular access to material, nonpublic information about Microsoft.

Members of the Senior Leadership Team (“SLT”) who are direct reports to the CEO (“SLT CEO Direct Reports”) are subject to an additional notification requirement described below.

2. SUMMARY

Microsoft's officers and other designated employees are subject to additional trading restrictions for Microsoft securities to those set forth in the General Insider Trading Policy. In general, if you fall in this group you may only trade (or gift) Microsoft securities during an open window period when your trading status is designated as Trading Allowed in the Insider Trading Compliance Tool.

3. REQUIREMENTS

A. Application of the Policy

This policy applies to all transactions in Microsoft securities by Microsoft's officers and other employees with regular access to material, nonpublic information (collectively 'Insiders'). In general, you will know you are an Insider and subject to this policy because you will be notified. The requirements in this policy are in addition to the General Insider Trading Policy, which applies to all employees.

This policy applies to transactions involving Microsoft securities that are beneficially owned by Insiders. 'Beneficial ownership' is based on the Insider's direct or economic interest in the securities. Some common examples of relationships that may give rise to beneficial ownership include, but are not limited to:

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Microsoft shares owned by immediate family members who live with you or use your address as their regular address (e.g., spouse, domestic partner, minor children, college students, parents, grandparents, grandchildren, siblings and in-laws).
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Microsoft shares held in a trust, if the Insider is: (1) a trustee who has or shares investment control of the trust securities and the Insider or a member of his or her immediate family (whether or not they live with you) has an economic interest in the trust securities; (2) a beneficiary who has or shares investment control; or (3) a person who has the power to revoke the trust.

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Microsoft shares held in the name of a partnership or other entity over which the Insider has a controlling influence.

Insiders are responsible for assuring that individuals or entities who may have an interest in securities that are beneficially owned by the Insider ('Covered Persons') comply with this policy. Accordingly, any reference below to 'Insiders' should be read to include 'Covered Persons.'

B. Open Trading Window

If you are an Insider, you may only trade (or gift) Microsoft securities during an Open Window Period and when your status is Trading Allowed in the Insider Trading Compliance Tool. However, even during an Open Window Period, you may not trade Microsoft securities if you possess material, nonpublic information about Microsoft. For more information about material, nonpublic information, see the General Insider Trading Policy.

An Open Window Period means a defined period of time following Microsoft's quarterly earnings release when the public has been apprised of all relevant material information about Microsoft's recent business and financial performance.

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Open Window Periods typically begin with the opening of trading on the second full trading day following Microsoft's public release of quarterly earnings, and end at the close of trading 15 business days before the end of the fiscal quarter in which the earnings were released.
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For example, if Microsoft made an earnings announcement on a Thursday, the Open Window Period would open the following Monday, and would end at the close of the trading 15 business days before the end of that fiscal quarter.
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After you become subject to this Restricted Trading Window Policy, and as long as you have an active restriction reason, you will receive three emails each quarter from the insider trading compliance tool. (1) You will receive an email on the first business day after the public release of quarterly earnings to confirm the date the trading window will open and that your trading status will be Trading Allowed. (2) You will receive an email 14 calendar days before the trading window closes to let you know the date when your trading status will change to No Trading Allowed. (3) You will receive an email on the date the window closes to confirm that your trading status is No Trading Allowed.
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Occasionally, a quarterly window may be delayed, closed early, or skipped. You will be notified if this happens.
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Microsoft may also institute additional 'blackout periods' during which no trades may be made, at which time you should receive notification of such restriction.

Do not make a trade in Microsoft securities until you receive notice that the Open Window Period has begun and you have confirmed that your status in the Insider Trading Compliance Tool is Trading Allowed.

You may not disclose to any outside third party, including brokers or financial advisers, the terms of Microsoft's Open Window Period, the date on which an Open Window Period has begun or ended, or that a blackout period has been designated. You may disclose your status in the Insider Trading Compliance Tool as Trading Allowed or No Trading Allowed.

If your employment with Microsoft ends during a blackout period, you will be subject to the remainder of that blackout period. If your employment with Microsoft ends during an Open Window Period, you will not be subject to the next blackout period. However, even if you are not subject to our blackout period after you leave Microsoft, you should not trade in Microsoft securities if you are aware of material, nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of the General Insider Trading Policy.

C. Application of Trading Restrictions to Particular Situations

1. Stock Awards

Transactions involving Microsoft stock received by an Insider pursuant to a Stock Award may be made only during an Open Window Period and your status in the Insider Trading Compliance Tool is Trading Allowed.

2. Gifts

Gifts of Microsoft stock may be made only during an Open Window Period and your status in the Insider Trading Compliance Tool is Trading Allowed.

3. Employee Stock Purchase Plan

You may purchase Microsoft stock under Microsoft's Employee Stock Purchase Plan ('ESPP') at any time. However, you may only sell Microsoft stock purchased pursuant to the ESPP during an Open Window Period and your status in the Insider Trading Compliance Tool is Trading Allowed.

4. Stock Options

You may exercise stock options outside an Open Window Period only if you pay the exercise price and withholding taxes in cash, and then hold the shares (known as an 'exercise and hold'). Any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or any delivery of shares to pay the exercise price (if permissible under the applicable stock plan) may only be done during an Open Window Period.

5. Transactions Pursuant to Rule 10b5-1 Plans

Sales of Microsoft stock outside of the Open Window Period or during a blackout period can only be made pursuant to an approved written trading plan (known as a '10b5-1 Plan') that you entered into at a time that sales could be made in accordance with the restrictions set forth in Section B above. To learn more, please visit the Rule 10b5-1 Trading plans page.

D. Senior Leadership Team Advance Notification Requirement

In addition to the requirements above, SLT CEO Direct Reports are also required to notify CELA in advance of transactions in Microsoft securities, including, but not limited to, option exercises, gifts, purchases, sales, and pledges of Microsoft stock or debt. It does not apply to purchases made pursuant to the ESPP or sales made pursuant to a 10b5-1 Plan, but does apply to the other scenarios described in Section C above.

The notification must include a brief description of the nature of the transaction (e.g., exercise of stock option, purchase, sale, gift, pledge of stock for loan, etc.), the type of Microsoft securities involved, and the proposed date on which the Insider will enter into the transaction. Notifications should be given by sending email to (**)@microsoft.com, or by phoning any of the following individuals (“Contacts”):

(**)

Advance notification can be provided by the Insider or his or her broker.

As soon as possible following notification, one of the Contacts will review the transaction and advise the Insider whether he or she may proceed with the transaction. During this process, the Insider or his or her broker will be asked to answer some preclearance questions from a Preclearance Checklist. A copy of the Preclearance Checklist may be requested from (**)@microsoft.com. If advance notification of a transaction is provided via e-mail, the Insider may wish to attach a completed Preclearance Checklist for the proposed transaction.

E. Questions

If you have a question about this policy, its application in relation to a proposed transaction, or reporting responsibilities, you should email (**)@microsoft.com.

4. PROCEDURE

5. EXCEPTIONS

There are no exceptions to this policy.

6. ENFORCEMENT

Violation of this policy may result in disciplinary action, up to and including immediate termination of employment.

Insiders who engage in insider trading or tipping may also be subject to civil and criminal fines, as well as imprisonment.

7. APPLICATION

This policy applies to Microsoft officers and other designated persons, and their Covered Persons.

8. COUNTRY OR BUSINESS UNIT SUPPLEMENT

9. RELATED DOCUMENTS

Corporate Governance Guidelines

General Insider Trading Policy

10. TRANSLATIONS

11. DOCUMENT HISTORY